EXHIBIT 99.05








                    KENTUCKY UTILITIES COMPANY
                   EMPLOYEE SAVINGS PLAN TRUST






                   (Effective January 2, 1997)





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                                 TABLE OF CONTENTS


                                                                            Page
  Section 1:  Establishment of Trust  . . . . . . . . . . . . . . . . . . .    1

  Section 2:  General Duties of the Company and Plan Committee;
              Indemnification . . . . . . . . . . . . . . . . . . . . . . .    2

  Section 3:  General Duties of Trustee . . . . . . . . . . . . . . . . . .    2

  Section 4:  Power and Duties of Trustee with Respect to Trust
              Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

  Section 5:  Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . .    6

  Section 6:  Investment Managers . . . . . . . . . . . . . . . . . . . . .    6

  Section 7:  Disbursement of Trust Funds . . . . . . . . . . . . . . . . .    7

  Section 8:  Investment Fund Directions  . . . . . . . . . . . . . . . . .    8

  Section 9:  Common Trust Funds  . . . . . . . . . . . . . . . . . . . . .    8

  Section 10: Expenses of the Plan and Trust  . . . . . . . . . . . . . . .    8

  Section 11: Accounts of the Trustee . . . . . . . . . . . . . . . . . . .    9

  Section 12: Resignation, Removal and Substitution of Trustee  . . . . . .    9

  Section 13: Amendment and Termination of Trust  . . . . . . . . . . . . .   10

  Section 14: Action of Company and Plan Committee  . . . . . . . . . . . .   11

  Section 15: Miscellaneous Provisions  . . . . . . . . . . . . . . . . . .   11


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              KENTUCKY UTILITIES COMPANY EMPLOYEE SAVINGS PLAN TRUST

        THIS TRUST AGREEMENT, made as of the 2nd day of January, 1997, by and between KENTUCKY UTILITIES COMPANY (hereinafter called the "Company") and CG TRUST COMPANY, a trust company organized under the laws of the State of Illinois with its principal office and place of business in the City of Chicago, Illinois (hereinafter called the "Trustee").


                                    WITNESSETH:

        WHEREAS, the Company has heretofore adopted for its eligible employees the Kentucky Utilities Company Employee Savings Plan (which, as amended from time to time, is hereinafter called the "Plan");

        WHEREAS, the Kentucky Utilities Company Master Retirement and Employee Savings Plan Trust (the "Master Trust") was established to serve as the funding medium for the Plan and certain other plans maintained by the Company;

        WHEREAS, the Company desires to separate the equitable share of the Master Trust attributable to the Plan and to transfer it, effective January 2, 1997 or as soon thereafter as is practicable, to a separate trust established under the Plan; and

        WHEREAS, the Company desires the Trustee to serve as the trustee of such separate trust and the Trustee is willing to do so pursuant to the terms of this Trust Agreement;

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto do hereby mutually declare and agree as follows:

        Section 1:  Establishment of Trust.

        (a) In order to carry out the purposes of the Plan, the Company hereby creates and establishes a trust to be known as the "Kentucky Utilities Company Employee Savings Plan Trust" (hereinafter called the "Trust"). The Trustee accepts this Trust and agrees to act as Trustee hereunder, but only on the terms and conditions set forth in this Trust Agreement. Subject to the terms and conditions of this Trust Agreement, all right, title and interest in and to the assets held under the Trust shall be vested exclusively in the Trustee. This Trust shall be effective on January 2, 1997.

        (b) The Trustee shall hold hereunder all contributions and other property acceptable to it and received from or at the direction of the Company. All assets so received, together with the income therefrom and any other increment thereon, shall be held by the Trustee pursuant to the terms of this Trust Agreement without distinction between principal and income. All money and other property held under the Trust Agreement at any time of reference is hereinafter called the "Trust Fund." The Trust Fund shall be invested only through those investment vehicles or options as the Trustee accepts in writing from time to time. The Company acknowledges and agrees that it is responsible for effectuating the transfer to the Trustee of assets held under the Master Trust that are attributable to the Plan.


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        Section 2:  General Duties of the Company and Plan Committee;
  Indemnification.

        (a) The Company, as Plan administrator and a named fiduciary under the Plan for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), shall control and manage the operation of the Plan as provided therein. The committee (hereinafter called the "Committee") appointed pursuant to the provisions of the Plan, the members of which are named fiduciaries for purposes of ERISA, shall be responsible for determining benefit rights under the Plan, instructing the Trustee in the disbursement of benefits, and performing those Plan administration functions specified in the Plan.

        (b) The Company shall act as custodian with respect to promissory notes, mortgages and related documents given in connection with Plan loans, if any, and the Company shall hold in safekeeping all such promissory notes, mortgages and related documents.

        (c) The Trustee shall be indemnified and saved harmless by the Company from and against any and all claims, losses, damages, expenses (including reasonable counsel fees) and liability to which the Trustee may be subjected by reason of (i) any act done or omitted to be done in acting in reliance upon the instructions or directions of the Company or the Committee, or any delegate of the Company or the Committee, issued in accordance with the Trust Agreement or on directions properly given by a Plan participant or beneficiary, where the provisions of this Trust Agreement permit such direction or (ii) the Company's or Committee's, or such delegate's or a Plan participant's or beneficiary's, as the case may be, failure to instruct or direct where authorized to do so pursuant to the terms of the Trust Agreement. Any reference herein to directions or instructions from the Company or the Committee shall include directions or instructions from any delegate of the Company or the Committee, as the case may be.

        (d) In addition to and in no way in limitation of the indemnification of Section 2(c) above, the Company hereby agrees to indemnify and hold harmless the Trustee from and against any claims, losses, damages, expenses (including reasonable counsel fees) and liability to which the Trustee may be subject by reason of any act or omission of any prior or subsequent trustee or any other existing trustee of the Plan.

        Section 3:  General Duties of Trustee.

        (a) The Trustee shall receive, hold, manage, invest and reinvest the Trust Fund pursuant to the provisions of this Trust Agreement. The Trustee shall have no duty to determine any facts or the propriety of any action taken or omitted by it in good faith pursuant to instructions from persons issued in accordance with this Trust Agreement.

        (b) The Trustee shall be responsible only for all contributions as are actually received by it as Trustee hereunder. The Trustee shall have no duty or authority to ascertain whether any contributions should be made to it pursuant to the Plan or to bring any action to enforce any obligation to make any such contribution, nor shall it have any responsibility concerning the amount of any contribution or the application of the Plan's contribution formula.

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        (c)   The duties and obligations of the Trustee hereunder shall be limited to those expressly imposed upon it by this Trust Agreement notwithstanding (unless otherwise specifically provided herein) any reference herein to the Plan, and no further duties or obligations of the Trustee shall be implied. The Trustee shall not be liable in discharging its duties hereunder if it acts in good faith and in accordance with the terms of this Trust Agreement and in accordance with applicable Federal or state laws, rules and regulations.

        Section 4: Power and Duties of Trustee with Respect to Trust Fund. The Trustee shall have the following powers and duties regarding the Trust Fund:

        (a) To hold title to the assets of the Trust Fund, which may include entering into depository or custodial arrangements for the safekeeping of records relevant to the ownership of such assets with any bank or banks as the Trustee may choose. Except as permitted by ERISA, the Trustee shall not maintain the indicia of ownership of any assets of the Trust Fund outside the jurisdiction of the district courts of the United States.

        (b) Subject to provisions of Section 6, Section 7(c) and Section 8, to invest and reinvest the assets of the Trust Fund in such investments or in such investment vehicles, including annuity or insurance contracts issued by affiliates of the Trustee, in accordance with directions received from the Company and to agree to amendments to such annuity or insurance contracts as directed by the Company. The Trustee shall have no duty or responsibility to determine the appropriateness of any Plan investment, or to cause such investments to be changed. Notwithstanding any other provisions of this Trust Agreement, all notices, proposed contract amendments, rate or fee changes or other communications regarding all group annuity contracts that are assets of the Trust Fund, including any group annuity contract issued by Connecticut General Life Insurance Company or other affiliate of the Trustee, will be sent directly by the issuer of the contract to the Company or forwarded by the Trustee to the Company, and the Trustee shall act on behalf of the Trust with respect to any such notice, proposed amendment, change or other communication only in accordance with the written direction of the Company. Any rights of a contractholder, under any such group annuity contract to discontinue, amend or otherwise modify the contract shall be exercised only upon the specific written direction of the Company to the issuer of the contract or by the Trustee at the Company's specific written direction.

        (c) To make disbursements from the Trust Fund as directed by the Committee or Company in accordance with this Trust Agreement. The Trustee shall be entitled to rely on any such direction, and shall have no responsibility to ascertain whether the Plan permits such a disbursement.

        (d) To delegate to third parties, including affiliates of the Trustee, any or all of its duties hereunder, including recordkeeping and reporting, provided that such delegation does not result in a violation of any applicable law (including, but not limited to, the Internal Revenue Code of 1986, as amended (the "Code") or ERISA), rule or regulation. Also, the Trustee may utilize the services of outside custodians to hold on the Trustee's behalf any Plan assets. Without limiting the generality of the foregoing, the Trustee hereby appoints the Company, and the Company hereby accepts appointment, to act as custodian with respect to promissory notes, mortgages and related documents given in connection with Plan loans, if any.

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        (e)   To make transfers among investment funds established under the
  Plan as directed by the Committee or by a Plan participant in accordance with
  Section 8. The Trustee shall be entitled to rely on any such direction and shall have no responsibility to ascertain whether Plan permits such a transfer.

        (f) At the direction of the person authorized to direct such action as referred to in Section 4(b) above and subject to the Trustee's acceptance in accordance with Section 1(b) above:

              (i) to invest and reinvest the Trust Fund, together with the income therefrom, in stocks, including, but not limited to, stock of the Company, KU Energy Corporation or other affiliate of the Company (hereinafter called "Company Stock"), bonds, debentures, convertible debentures and bonds, mortgages, notes, commercial paper and other evidences of indebtedness (including those issued by the Trustee), shares of mutual funds (which funds may be sponsored, managed or offered by an affiliate of the Trustee), guaranteed investment contracts, bank investment contracts, other securities, policies of life insurance or annuity contracts (including those issued by an affiliate of the Trustee), options, options to buy or sell securities, or other assets, and all other property of any type (personal, real or mixed, and tangible or intangible);

              (ii) to deposit or invest all or any part of the assets of the Trust in savings accounts or certificates of deposit or other deposits in a bank or savings and loan association or other depository institution;

              (iii) to hold, manage, improve, repair and control all property, real or personal, forming part of the Trust Fund; and to sell, convey, transfer, exchange, partition, lease for any term, even extending beyond the duration of this Trust, and otherwise dispose of the same from time to time;

              (iv) to have, respecting securities, all the rights, powers and privileges of an owner, including the power to give proxies, pay assessments and other sums necessary for the protection of the Trust Fund; to vote any corporate stock either in person or by proxy, with or without power of substitution, for any purpose; to participate in voting trusts, pooling agreements, foreclosure, reorganizations, consolidations, mergers and liquidations, and in connection therewith to deposit securities with or transfer title to any protective or other committee; to exercise or sell stock subscriptions or conversion rights; and, regardless of any limitation elsewhere in this instrument relative to investments by the Trustee, to accept and retain as an investment any securities or other property received through the exercise of any of the foregoing powers; provided, however, that such voting and other rights in any Company Stock held in the investment fund established under the Plan designed to invest in Company Stock shall be voted

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                     or exercised in accordance with Section 10.10 of the Plan.


              (v) to hold in cash, without liability for interest, such portion of the Trust Fund which it is directed to so hold in accordance with this Trust Agreement pending investment, or payment of expenses, or the distribution of benefits;

              (vi) to settle, compromise or abandon all claims and demands in favor of or against the Trust Fund;

              (vii) to invest in any common or collective trust fund of the type referred to in Section 9 hereof maintained by the Trustee or otherwise;

              (viii) to exercise all of the further rights, powers, options and privileges granted, provided for, or vested in trustees generally under the laws of the state in which the Trustee is incorporated so that the powers conferred upon the Trustee herein shall not be in limitation of any authority conferred by law, but shall be in addition thereto;

              (ix) to maintain accounts at and execute transactions through any brokerage or other firm, including any firm which is an affiliate of the Trustee; and

              (x) to lend money to a Plan participant as directed by the Committee.

        (g) To the extent necessary or which it deems appropriate to implement its powers under this Section 4 or otherwise to fulfill any of its duties and responsibilities as Trustee of the Trust Fund, the Trustee shall have the following additional powers and authority:

              (i) to register securities, or any other property, in its name or in the name of any nominee, including the name of any affiliate or the nominee name designated by any affiliate, with or without indication of the capacity in which property shall be held, or to hold securities in bearer form and to deposit any securities or other property in a depository or clearing corporation;

              (ii) to designate and engage the services of, and to delegate powers and responsibilities to, such agents, representatives, advisers, counsel and accountants as the Trustee considers necessary or appropriate, any of whom may be an affiliate of the Trustee or a person who renders services to such an affiliate, and, as a part of its expenses under this Trust Agreement to the extent not prohibited under ERISA, to pay their reasonable expenses and compensation;

              (iii) to make, execute and deliver, as Trustee, any and all deeds, leases, mortgages, conveyances, waivers,

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                     releases or other instruments in writing necessary or
                     appropriate for the accomplishment of any of the powers listed in this Trust Agreement; and

              (iv) generally to do all other acts which the Trustee deems necessary or appropriate for the protection of the Trust Fund.


        (h) To establish a procedure for the timely dissemination to each person entitled to direct the Trustee as to a voting or other decision called for thereby or referred to therein of all proxy and other materials bearing on the decision. In the case of Company Stock, at such times as proxy or other materials bearing thereon are disseminated generally to owners of Company Stock in accordance with applicable law, the Company shall cause a copy of such proxy or other materials to be delivered directly to the Trustee and, thereafter, shall promptly deliver to the Trustee or any other entity hired by the Company or Committee to handle shareholder solicitions and tabulations such number of additional copies of the proxy or other materials as the Trustee or such other entity may request for dissemination to Plan participants and beneficiaries.

        Section 5: Payment of Taxes. The Trustee shall pay out of the Trust Fund income taxes and other taxes of any and all kinds levied or assessed under existing or future laws against the Trust Fund.

        Section 6: Investment Managers. The Company may direct the Trustee to segregate all or a portion of the Trust Fund in a separate investment account or accounts and may appoint an investment manager, as defined in ERISA, to direct the investment and reinvestment of such investment account or accounts in respect of which an investment manager has been appointed. In such event, the Company shall notify the Trustee of the appointment of such investment manager. Thereafter, the Trustee shall make every sale or investment in respect of such account or accounts only as directed in writing by the investment manager or, with the Trustee's consent, sales or investments may be communicated to and implemented by a broker/dealer designated by the investment manager. Communication of any such direction to such a broker/dealer shall conclusively be deemed an authorization to the broker/dealer to implement the direction even though coming from a person other than the Trustee. The Trustee shall, without question, comply with any directions given to it by the investment manager appointed pursuant to the preceding sentences of this Section 6 and shall not be accountable for any losses sustained by reason of any action taken or omitted pursuant to the provisions of the preceding sentences and no person dealing with the Trustee need inquire whether or not these provisions have been complied with. The Trustee shall be under no duty to question any such direction of the investment manager, to review any securities or other property held in any investment account or accounts in respect of which an investment manager has been appointed or to make any recommendations to the investment manager with respect to such securities or other property. The Trustee shall not be liable or responsible for any loss resulting to the Trust Fund by reason of any sale or investment made pursuant to the direction of an investment manager nor by reason of the failure to take any action with such direction in the absence of further directions of such investment manager. Notwithstanding anything in the Trust Agreement to the contrary, the Trustee shall be indemnified and

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  saved harmless by the Company from and against any and all personal liability to which the Trustee may be subjected by carrying out any directions of an investment manager issued pursuant hereto or for failure to act in the absence of directions of the investment manager, including all expenses reasonably incurred in its defense in the event the Company fails to provide such defense; provided, however, the Trustee shall not be so indemnified if it participates knowingly in, or knowingly undertakes to conceal, an act or omission of an investment manager, having actual knowledge that such act or omission was a breach of fiduciary duty; provided further, however, that the Trustee shall not be deemed to have knowingly participated in or knowingly undertaken to conceal an act or omission of an investment manager with knowledge that such act or omission was a breach of fiduciary duty by merely complying with directions of an investment manager or for failure to act in the absence of directions of an investment manager or by reason of maintaining accounting records. The Trustee shall not be charged with knowledge of the termination of the appointment of any investment manager until it receives written notice thereof from the Company.

        Section 7:  Disbursement of Trust Funds.

        (a) Upon receipt of written direction of the Committee, the Trustee shall make payments from the Trust Fund to such persons or direct that such payments be made from any annuity contract held in the Trust Fund, in such manner and in such amounts as the Committee shall direct in writing, and amounts paid pursuant to such direction shall no longer constitute a part of the Trust Fund. Notwithstanding the foregoing, in accordance with procedures agreed to by the Company and the Trustee, the Committee may provide direction directly to an insurance carrier regarding payments of Plan benefits or other disbursements to be made from an annuity contract issued by such carrier, which may include Connecticut General Life Insurance Company, that is held in the Trust Fund.

        (b) Except as provided in Section 15(n) or in the Plan, at no time shall any part of the corpus or income of the Trust Fund be used for, or diverted to, purposes other than for the exclusive purpose of providing benefits to participants in the Plan and their beneficiaries, and defraying reasonable expenses of administering the Plan and Trust, and the assets of the Trust Fund shall never inure to the benefit of the Company or any other employer participating in the Plan (hereinafter called an "Employer").

        (c) Loans to participants as provided for in the Plan shall be granted and administered by the Committee and may be initiated in accordance with
  Section 8. The Trustee shall distribute cash to such participants who are granted loans in such amount and at such times as the Committee shall from time to time direct in writing. Loan payments collected by the Company shall be forwarded to the Trustee identifying the principal and interest portions.


        Section 8: Investment Fund Directions. Each Plan participant shall provide directions as to which investment funds the amounts allocable to his or her Plan accounts will be invested and may initiate a Plan loan from time to time in accordance with the terms of the Plan. It shall be the responsibility of the Committee to accumulate, aggregate and transmit to the Trustee initial investment directions received in accordance with the Plan from Plan participants. On and after the date as agreed upon by the Trustee

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  or its affiliates and the Committee for the implementation of a telephone response system under the Trust, each Plan participant shall make each and every investment direction change as to which investment funds amounts allocable to his or her Plan account shall be invested and may initiate Plan loan requests by use of, and subject to the written rules of, the telephone response system maintained for such purpose by the Trustee or its affiliate, unless the Trustee has been directed by the Committee in writing not to accept telephone directions from participants, in which event investment directions by the participants shall be transmitted to the Trustee by the Committee. The Trustee shall process directions made via the telephone response system only after the identity of the Plan participant is verified by use of a personal identification number ("PIN") and social security number.

        Section 9: Common Trust Funds. The Trustee, or any bank or trust company acting as an investment manager pursuant to Section 6, is specifically authorized to invest and reinvest any part or all of the Trust Fund assets in any common, collective or pooled trust fund, including any such fund of which the Trustee or its affiliate or such bank or trust company is trustee, which is now or hereafter maintained as a medium for the collective investment of funds of pension, profit sharing or other employee benefit plans, and which are qualified under Section 401(a) and exempt from taxation under Section 501(a) of the Code. Any assets deposited with the trustee of a collective trust fund shall be held and invested by the trustee thereunder pursuant to all the terms and conditions of the trust agreement or declaration of trust establishing such trust fund, which agreement or declaration is hereby incorporated herein by reference and shall prevail over any contrary provisions of this Trust Agreement.

        Section 10: Expenses of the Plan and Trust. The Trustee shall be compensated in accordance with the fee schedule provided to and agreed upon by the Company. If the Trustee sends the Company (to the attention of the Company's Vice President of Human Resources) written notice of a proposed amendment to its fee schedule and the Company fails to object thereto within 90 days of the Company's actual receipt of such notice, the amended fee schedule shall be deemed accepted by the Company. In addition, the Trustee shall be paid its reasonable expenses, including reasonable expenses of counsel and other agents employed by the Trustee, incurred in conjunction with the administration of the Trust Fund. The expenses incurred by the Trustee in the administration of the Trust Fund, including fees for legal services rendered to the Trustee, such compensation to the Trustee as may be agreed upon from time to time between the Company and the Trustee, and all other proper charges and expenses incurred by the Company, the Employers and Committee in the administration of the Plan, including, but not limited to, accounting, legal and actuarial expenses, shall be paid from the Trust Fund except to the extent the Company or other Employers elect to pay such items.

        Section 11: Accounts of the Trustee. The Trustee has accepted this Trust on the condition that the Company has entered or is entering into a service agreement with Connecticut General Life Insurance Company whereby Connecticut General Life Insurance Company will provide recordkeeping services for all Plan assets held pursuant to this Trust Agreement. Accordingly, the Trustee shall maintain or cause to be maintained accurate and detailed accounts of all investments, receipts, disbursements and other transactions hereunder, and all accounts, books and records relating thereto shall be open to inspection and audit at all reasonable times by any person designated by

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  the Company.  As of the close of each calendar year, or as of the close of such other accounting period as the Company may from time to time designate, and as of the date of the removal or resignation of the Trustee as provided in
  Section 12 hereof, the Trustee shall file or cause to be filed with the Company a written account setting forth all investments, receipts, disbursements and other transactions effected during the period from the date of its last such account and a list of the assets of the Trust Fund at the close of such period. Such account may be in the form of monthly or quarterly statements which taken together reflect the matters set forth in the preceding sentence. It shall be the duty of the Company to review such written account promptly within 90 days from the date of filing any such account and the Trustee shall be forever released and discharged from all liability and accountability to anyone with respect to the propriety of the acts and transactions shown in such account except with respect to any such acts or transactions as to which the Company shall within such 90-day period file written objections with the Trustee. The approval of any accounting, act or procedure by the Company shall be a full acquittance and discharge to the Trustee with respect thereto. Nothing herein contained, however, shall be deemed to preclude the Trustee's right to have its account judicially settled by a court of competent jurisdiction.

        Section 12:  Resignation, Removal and Substitution of Trustee.

        (a) The Trustee may resign at any time by giving at least 30 days' written notice to the Company (unless the Company deems notice of a shorter duration to be adequate); except that in the event the Company terminates the recordkeeping service agreement with Connecticut General Life Insurance Company referred in Section 11, the Trustee shall be deemed to have resigned as of the effective date of such termination without the necessity of providing prior written notice to the Company. The Company, by action of its Board of Directors, may remove the Trustee at any time by giving at least 30 days' written notice to the Trustee (unless the Trustee deems notice of a shorter duration to be adequate). Upon such removal or resignation of the Trustee, the Company shall appoint a successor trustee who shall have the same powers and duties as those conferred upon the Trustee hereunder.

        (b) Any successor trustee hereunder may be either a corporation authorized and empowered to exercise trust powers or may be one or more individuals.

        (c) Upon the acceptance of the appointment of a successor trustee, the resigning or removed Trustee shall execute, acknowledge and deliver all documents and written instruments necessary to transfer and deliver the Trust Fund and all rights and privileged therein to the successor trustee. No successor Trustee shall be personally liable for any act or omission of any predecessor. Upon the transfer and delivery of the Trust Fund to the successor Trustee and the approval or settlement of the accounts of the resigning or removed Trustee as provided in Section 11, the resigning or removed Trustee shall be discharged from further accountability for the Trust Fund with respect to the propriety of the acts and transactions shown in such account and the resigning or removed Trustee shall be under no further duty, obligation or responsibility for the disposition by such successor Trustee of the Trust Fund or any part thereof.



                                      -335-
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        (d)   In the event that any corporate Trustee hereunder shall be converted into, shall merge or consolidate with, or shall sell or transfer substantially all of its assets and business to, another corporation, state or federal, the corporation resulting from such conversion, merger or consolidation, or the corporation to which such sale or transfer shall be made, shall thereupon become and be the Trustee of the Trust with the same effect as through specifically so named.

        Section 13:  Amendment and Termination of Trust.

        (a) The Company, by action of its Board of Directors, and the Trustee may mutually agree at any time to amend this Trust Agreement and the Trust created hereby to any extent deemed advisable. No amendment to this Trust Agreement shall be effective unless mutually agreed to in writing by the Company and the Trustee; provided, however, that the Trustee's fee schedule may be amended as provided in Section 10.

        (b) The Company, by action of its Board of Directors, may at any time revoke this Trust Agreement and terminate the Trust hereby created. Such revocation and termination shall become effective upon receipt by the Trustee or its delegate of a written instrument of such revocation and termination executed by the Company. Upon any such termination being implemented in connection with the termination of the Plan, disposition of the assets of the Trust Fund shall be governed by the terms of the Plan; provided, however, that the Trustee shall not distribute any portion of the Trust Fund after such termination unless the Company first obtains a determination from the Internal Revenue Service that such termination will not affect adversely the qualified status of the Plan. In lieu of an Internal Revenue Service determination, assets of the Trust Fund may be distributed if the Company agrees in writing with the Trustee to indemnify the Trust Fund for any taxes or other penalties which may be assessed against it as a result of such termination or agrees to provide a bond to secure payment of any such taxes or penalties.

        (c) This Trust Agreement shall terminate in its entirety when there is no asset included in the Trust Fund.

        Section 14:  Action of Company and Plan Committee.

        (a) Any action by the Company, pursuant to any of the provisions of this Trust Agreement, except as provided in Section 12(a), 13(a) or 13(b) hereof, shall be by written instruction signed by its President or one of its Vice Presidents, or by written instrument executed by any person authorized by any one of the above to take such action; and the Trustee shall be fully protected in acting in accordance with any such written instrument received by it.

        (b) All notices, orders, requests and instructions of the Committee under the Plan to the Trustee shall be in writing signed by any one of its members or by its Secretary and the Trustee shall act and shall be fully indemnified and saved harmless by the Company pursuant to Section 2(c) of this Trust Agreement in acting in reliance upon and in accordance with such notices, orders, requests and instructions, and shall have no duty to see to the application of any funds paid in accordance therewith. The Company by any one of its officers will certify to the Trustee the appointment and termination of office of members of the Committee and the Committee's

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

  Secretary and the Trustee shall not be charged with knowledge thereof until it receives such notice.

        Section 15:  Miscellaneous Provisions.

        (a) This Trust Agreement and the Trust hereby created shall be governed, construed, administered and regulated in all respects under the laws of the State of Illinois insofar as such laws are not preempted by the laws of the United States.

        (b) The titles of the Sections in this Trust Agreement are for convenience of reference only and, in case of any conflict, the text of this instrument, rather than such titles, shall control.

        (c) In case any provisions of this Trust Agreement shall be held illegal or invalid for any reason, their illegality or invalidity shall not affect the remaining parts of this Trust Agreement, and this Trust Agreement shall be construed and enforced as if the illegal and invalid provisions had never been a part of the Trust Agreement.

        (d) This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall constitute one and the same instrument and may be sufficiently evidenced by any one counterpart.

        (e) This Trust Agreement shall be binding upon the respective successors and assigns of the Company and the Trustee.

        (f) Neither the gender nor the number (singular or plural) of any word shall be construed to exclude another gender or number when a different gender or number would be appropriate.

        (g) In the event of any conflict between provisions of the Plan and those of this Trust Agreement, this Trust Agreement shall prevail.

        (h) Communications to the Trustee shall be sent to the Trustee's principal offices or such address as the Trustee may specify in writing. Communications to the Company shall be sent to the Company's principal offices or such address as the Company may specify in writing. No communication shall be binding upon the Trustee or the Company until it is received by the Trustee or the Company, as the case may be, or its delegate.

        (i) In the event of the merger or consolidation of the Company or any Employer or other circumstances whereby a successor person, firm or company shall continue to carry on all or a substantial part of its business, and such successor shall elect to carry on the provisions of the Plan as therein provided, such successor, subject to the consent of the Company with respect to an Employer other than the Company, shall be substituted for the Company or such Employer, as the case may be, hereunder, upon the filing in writing of its election so to do with the Trustee. The Trustee may, but need not, rely on the certification of an officer of the Company, and a certified copy of a resolution of the Board of Directors of such successor, reciting the facts, circumstances and consummation of such succession and the election of such successor to continue the Plan as conclusive evidence thereof, without requiring any additional evidence.

        (j) Subject to the provisions if ERISA relating to parties entitled to participate in proceedings relating to the Plan and Trust, necessary parties to any accounting, litigation or other proceedings shall include only the Trustee and the Company and the settlement or judgment in any such case in which the Company is duly served or cited shall be binding upon all Plan participants, and their beneficiaries and estates, and upon all persons claiming by, through or under them.

        (k) The right to distributions directed to be made hereunder may not, except as provided in the Plan, be voluntarily or involuntarily sold, transferred or assigned by any Plan participant, or by any beneficiary, nor shall distributions be in any way liable to the claim of any creditor of any such person. The foregoing sentence shall not preclude the creation, assignment or recognition of a right to any benefit under the Plan or Trust, pursuant to the provision of a "qualified domestic relations order" as defined in Section 414(p)(1)(A) of the Code.

        (l) If any payment of a benefit hereunder has been mailed by U.S. Mail to the last address of the payee furnished the Trustee by the Committee is returned and unclaimed, the Trustee shall notify the Committee or the Company and shall discontinue further payments to such payee until it receives the further instructions of the Committee.

        (m) Notwithstanding any provision in this Trust Agreement to the contrary, contributions made by the Company or any Employer shall be returned to the Company or said Employer if the Company certifies that such return is in compliance with Section 403(c) of ERISA.

        (n) The Company intends that the Trust herein created shall qualify as an "Exempt Organization" with the meaning of Section 501(a) of the Code or under any comparable section of any future legislation which amends, supplements or supersedes said Section, and until advised to the contrary, the Trustee may assume that the Trust is so qualified and is entitled to tax exemption.

        IN WITNESS WHEREOF, this Trust Agreement has been executed on the dates indicated below to be effective January 2, 1997. The persons executing this Trust Agreement represent that they are duly authorized to do so.

  Attest                                    KENTUCKY UTILITIES COMPANY


  /s/ George S. Brooks II                   By /s/ Michael R. Whitley
                                                 Its Chairman, President and CEO


                                            Date November 26, 1996


  Attest                                    CG TRUST COMPANY


  /s/ Sharon Grigas                         By /s/ Jeananne G. Digan
                                                 Its Trust Officer


                                            Date  January 6, 1997